Exhibit 99.1

GTG

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in millions)

For the Twelve- Month Period ended
Dec 31,
(in millions)	2018
Net loss	£(5.6)

Results of Operations Not Included After Proposed Transaction
Astra casino carve-out[1]	(5.6)
Pass-through margin[2]	(0.2)

Items outside the normal course of business:
Restructuring and impairment charges[3]	1.5
Startup studio losses[4]	0.6

Depreciation and amortization	26.9
Total interest expense, net	1.1
Income tax	(1.6)

Pro Forma Adjusted EBITDA	£17.1

Adjusted EBITDA is a financial measure not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA means earnings before interest expense, provision for income taxes and depreciation and amortization, as adjusted to remove the effects of restructuring and impairment charges, startup studio losses, the carve out of the casino operations of Astra Games Limited and pass-through margin. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. This non-GAAP financial measure should be considered in addition to, and not in isolation from, as a substitute for or superior to, net income/loss prepared in accordance with GAAP.

[1] The casino operations of Astra Games Limited are not included in the transaction.

[2] Pass-through revenue and margin will not be generated following the closing of the transaction.

[3] Consists of £0.9 million of restructuring costs and £0.6 million stock impairment write-down

[4] EBITDA losses of businesses Innov8 and Harlequin. In 2018 these businesses were in start-up mode, developing products with minimal revenue.